Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-27285 and 333-124416) of Alabama National BanCorporation of our report dated June 28, 2006, relating to the financial statements and supplemental schedule of Alabama National BanCorporation Employee Capital Accumulation Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama

June 28, 2006